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Bill Schnell	Angie Hatfield
Cirrus Logic, Inc.	Strategic Communications, Inc.
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Cirrus Logic Appoints Marvell Technology’s
Raghib Hussain to Board of Directors

AUSTIN, Texas – Oct. 1, 2021 – Cirrus Logic, Inc. (NASDAQ: CRUS) has announced that Raghib Hussain has been named to the company’s Board of Directors, effective Sept. 29. Hussain currently serves as president, Products and Technologies, for Marvell Technology, Inc.
    “We are delighted to welcome Raghib to the Cirrus Logic Board of Directors,” said John Forsyth, president and chief executive officer, Cirrus Logic. “With a deep knowledge of the semiconductor industry, strong technical expertise and a track record of operational and strategic success, Raghib will be a valuable addition to the Cirrus Logic team as we look to drive continued financial growth through innovation in mixed-signal products.”
    Prior to joining Marvell in 2018 as chief strategy officer, Hussain served as co-founder, chief technology officer and chief operating officer of Cavium, Inc., which was acquired by Marvell in 2018. Hussain, who holds more than 40 patents in the fields of networking and security, earned a Bachelor of Science degree in computer systems engineering from NED University in Karachi, Pakistan, and a Master of Science degree in computer engineering from San Jose State University. Since 2018 he has served on the Center for Asia Pacific Policy (CAPP) advisory board of the RAND Corporation, a nonprofit research organization that develops solutions to public policy challenges.

Cirrus Logic, Inc.
Cirrus Logic is a leader in low-power, high-precision mixed-signal processing solutions that create innovative user experiences for the world’s top mobile and consumer applications. With headquarters in Austin, Texas, Cirrus Logic is recognized globally for its award-winning corporate culture. Check us out at www.cirrus.com.

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